UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

FAR EAST ENERGY CORPORATION

(Name of Registrant as Specified in Its Charter)

SOFAER CAPITAL GLOBAL HEDGE FUND

SOFAER CAPITAL ASIAN HEDGE FUND

SOFAER CAPITAL NATURAL RESOURCES HEDGE FUND

SOFAER CAPITAL, INC.

TIM WHYTE

ERIC WING CHEONG LEUNG

JOHN LAURIE HUNTER

MARK ADAM PARKIN

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On December 1, 2006, Sofaer Capital, Inc. is making available to Glass Lewis & Co. and Institutional Shareholder Services the following letters. The first letter was sent to the Chairman of the Board of Directors of Far East Energy Corporation on May 24, 2005, and the second letter was sent to the full Board of Directors of Far East Energy Corporation on October 11, 2006.

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 2006 AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY SOFAER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT, WHICH CONTAINS INFORMATION ON PARTICIPANTS IN THE SOLICITATION, AND GOLD PROXY CARD WERE MAILED TO STOCKHOLDERS OF THE COMPANY ON OR ABOUT NOVEMBER 13, 2006 AND ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

[Sofaer Capital Letterhead]

May 24, 2005

Dear John,

Thank you for your letter of 18th April, I apologise for the delay in responding to your letter but I had been waiting for the minutes of your Board meeting held in March before writing to you. I have now seen the minutes and have boiled down the issues that concern us most.

1)	Funding/Dilution – It is especially worrying to us as shareholders that, having expressed deep concerns about management’s proposals to raise further funds without having delivered the results that our funding in December had planned for, your letter fails to mention dilution at any time. This suggests that management is insensitive to the commercial/economic reality of our investment. It will be important to the future of the company and to the relations between management and shareholders that their interests and objectives are aligned. The performance of the share price is ultimately the most important benchmark on which to judge management. Shareholders need to see a plan from management that will clearly result in returns to shareholders before there is any further discussion about future funding.

2)	Company and business process – Clearly there has been poor communication between management and shareholders. I also believe there has been poor communication at Board level. The source of our concerns expressed in my letter to you focused on the delays in drilling and the apparent need for further funding. Yet, the minutes of your last Board meeting pay scant attention to the seriousness or the consequences of the delays we have since learned of. I would have thought that the Board meetings would be the proper forum for substantive discussions on matters like this so it is a concern that this was not the case. Indeed, the minutes focus largely on the numerous administrative resolutions passed by the Board and are very skimpy on the discussions concerning other much more important issues including funding, poison pills and so on. Tim Whyte tells me that these discussions were held and that he voiced his disagreement with such proposals and yet these were not minuted, along with other important discussions held at the Board meeting. It is vitally important that all opinions expressed at Board meetings be recorded in full. I understand that a paralegal person has been hired and will be responsible for recording Board minutes. I hope this will result in fully disclosed minutes, produced as soon as practically possible after each Board meeting. It is an observation that the company has a strong legal orientation in performing its duties such as; recording and running Board meetings, progression of PR plans, company restructuring etc. While it is important for a company to comply with all laws, the primary role of a company is to trade and make a profit. Whatever the history of the company, it is now essential that the business be run as a single entity, which has to stand on its own. Legal structure should work around the business rather than dominate or impede it, as I feel it currently does. The fear that the company may be doing something wrong should not interfere with the company doing something right. I would like to know how the company will control not only the expense, but also the how the process can be streamlined.

3)	Cost control – Further to my last correspondence with you, Bruce Huff has been helpful in providing us with revised budgets for FEEC. Two points stood out from the figures. First, legal expenses are extraordinarily high. Why are they so high and have you given urgent consideration as to how they may be reduced as soon as possible? I understand, for example, that there were no less than 3 representatives from Baker & Mckenzie at the Board meeting. Without wishing to go into the detail of how costs can be controlled, it seems to me that there is much that you can do to reduce costs in this area very quickly without necessarily affecting the performance of FEEC. At $1.3m projected for this year, legal costs are simply too high for this company. Second, you have budgeted for a total of $330,000 per annum for investor relations/public relations which so far has had little effect. Both Tim and Julian Treger have suggested ways of doing this much more economically and effectively. Although I understand that you are in contact with Tim and Julian about activating a serious and effective investor relations program, have you given sufficient consideration to reducing the budget in this area to more appropriate levels?

I believe that Tim Whyte recently discussed with Mike McElwrath the issue of legal and PR/IR cost, and would strongly support the executive formalising performance and cost targets for these activities as soon as possible.

These comments and observations are expressed solely in the interests of the company. I hope both management and shareholders share these interests and for the sake of securing the success of the company and its shareholders, I am sure the investor group would welcome further face-to-face discussions.

Yours sincerely,

Michael Sofaer

[Sofaer Capital Letterhead]

BY EXPRESS COURIER

October 11, 2006

Board of Directors

Far East Energy Corporation

400 N. Sam Houston Parkway E., Suite 205

Houston, Texas 77060

Re: Acceptance of Proposed Nominees

Dear Members of the Board:

We understand that the Board of Directors has formed a special committee to consider our proposal to nominate the directors set forth in our letter delivered to the Company on September 15, 2006. We believe it is important for the Board to come to a decision promptly on whether to accept these nominations and to include them in the Company’s proxy statement for its upcoming Annual Meeting of stockholders. As you must appreciate, if our proposed directors are not to be included in the Company’s proxy statement, we would need time to prepare our own proxy statement. Therefore we request a response to our proposal by October 20th, 2006. Please contact us if you would like to discuss our proposal.

Yours sincerely,

Tim Whyte

Sofaer Capital Global Hedge Fund